Exhibit 99.1

November 20, 2014

Gordon Kimball elected as Limoneira Board Chairman

SANTA PAULA, Calif.--(BUSINESS WIRE)-- Limoneira Company (NASDAQ:LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, announced at its November 18th board meeting that Gordon Kimball has been elected as Board Chairman.

Mr. Kimball has served as a director of the Company since 1995 and is a member of the Limoneira’s audit committee. Mr. Kimball has been president of Kimball Engineering, Inc., which provides race car design and production services, since 1994. He is also managing partner of Kimball Ranches, a 110 acre avocado ranch near Santa Paula, California. Prior to this, he designed Formula One race cars in England and Italy for McLaren International, Ferrari and Benetton Racing. He has also designed Indianapolis race cars for Parnelli Jones, Chaparral and Patrick Racing teams. He graduated from Stanford University where he earned his Bachelor of Science and Master of Science degrees in mechanical engineering.

“It is with pleasure that I accept the election to Limoneira’s Board Chairmanship”, said Mr. Kimball. “I grew up in Santa Paula, and this great company has been part of my history. I’m excited about the opportunities before us.”

Harold Edwards, Limoneira CEO, said “Gordon has played an integral role in Limoneira’s development. His guidance has been invaluable as we’ve made acquisitions and grown our lemon business. He has the confidence of management and his fellow board members”.

About Limoneira:

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

ICR
John Mills, 310-954-1105
john.mills@icrinc.com

Source: Limoneira Company